Exhibit 15(a)

April 29, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated April 29, 2013 on our review of condensed consolidated interim financial information of UNS Energy Corporation (the "Company") for the three month periods ended March 31, 2013 and 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013 is incorporated by reference in its Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), December 30, 2008 (No. 333-156491), and June 17, 2011 (No. 333-175001) and on Form S-3 dated May 10, 2012 (No. 333-181305).

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona